EXHIBIT 99.1

Investor Relations:	Public Relations:
Doug Miller	Steve Gabriel
Synplicity, Inc.	Porter Novelli
408/215-6000	408/369-1500
ir@synplicity.com	steve.gabriel@porternovelli.com

SYNPLICITY ANNOUNCES FOURTH QUARTER AND FISCAL 2003 FINANCIAL RESULTS

Highlights:

•	Fourth quarter GAAP net income of $445,000, or $0.02 per share

•	Fourth quarter pro forma net income of $748,000, or $0.03 per share

•	Fourth quarter revenue of $13.2 million – highest quarterly revenue since inception

•	$5.9 million in cash flow from operations for the year 2003

•	Quarterly product bookings increased sequentially

SUNNYVALE, Calif., January 29, 2004 — Synplicity, Inc. (Nasdaq: SYNP), a leading supplier of software for the design and verification of semiconductors, today announced financial results for the fiscal quarter and year ended December 31, 2003. Revenue for the quarter ended December 31, 2003 was $13.2 million, a twelve percent increase from revenue of $11.8 million for the quarter ended December 31, 2002 and a five percent increase from revenue of $12.5 million for the quarter ended September 30, 2003.

On a generally accepted accounting principles (GAAP) basis, net income was $445,000, or $0.02 per diluted share, for the quarter ended December 31, 2003, which included amortization of intangible assets from acquisitions of $227,000 and stock-based compensation expense of $76,000. For the quarter ended December 31, 2002, GAAP net loss was $1.6 million, or $0.06 per diluted share, which included amortization of intangible assets of $192,000, stock-based compensation expense of $6,000 and acquired in-process research and development of $1.1 million. For the quarter ended September 30, 2003, GAAP net income was $409,000, or $0.02 per diluted share, which included amortization of intangible assets from acquisitions of $223,000 and stock-based compensation expense of $98,000.

Pro forma net income was $748,000, or $0.03 per diluted share, for the quarter ended December 31, 2003, compared to pro forma net loss of $338,000, or $0.01 per diluted share, for the quarter ended December 31, 2002 and pro forma net income of $730,000, or $0.03 per diluted share, for the quarter ended September 30, 2003. Pro forma figures for the quarters exclude the impact of amortization of intangible assets, stock-based compensation expense and acquired in-process research and development. A reconciliation of GAAP to pro forma net income (loss) is included with this press release.

For the year ended December 31, 2003, revenue was $49.6 million, a nine percent increase from revenue of $45.6 million for the twelve months ended December 31, 2002. For the twelve months ended December 31, 2003, Synplicity had a GAAP net loss of $377,000, or $0.01 per diluted share, compared to net loss of $3.3 million, or $0.13 per diluted share, for the twelve months ended December 31, 2002. Pro forma net income was $957,000, or $0.04 per diluted share, for the twelve months ended December 31, 2003, compared to pro forma net income of $346,000, or $0.01 per diluted share, for the twelve months ended December 31, 2002. Pro forma figures for the fiscal years exclude the impact of amortization of intangible assets, stock-based compensation expense and acquired in-process research and development.

“Synplicity had a good fourth quarter which capped a solid financial year, including the highest quarterly revenue since inception, the highest net income in the last eleven quarters and positive cash flow from operations of nearly $6 million for the year,” said Bernard Aronson, president and CEO of Synplicity. “Fiscal 2003 was all about carefully managing expenses while we invested in our product lines to further advance our competitive position and take advantage of new market opportunities. As we look to 2004, we expect our investment in our ASIC products and our participation in the emerging Structured ASIC market will position us for strong ASIC product growth,” Aronson concluded.

Business Outlook

The following statements are based on current expectations. We do not intend to update, confirm or change this guidance until our next earnings conference call, although we may provide additional detail regarding our guidance on today’s scheduled call.

•	Revenue for the first quarter of 2004 is expected to range from $13.0 to $13.2 million

•	GAAP operating expenses for the first quarter of 2004 are expected to increase approximately 1% sequentially from the fourth quarter of 2003

•	GAAP net income per fully diluted share for the first quarter of 2004 is expected to be break even

•	Pro forma net income per fully diluted share for the first quarter of 2004 is expected to be approximately $0.01

•	Revenue for 2004 is expected to range from $54 to $56 million

•	GAAP operating expenses for 2004 are expected to increase by approximately 6% from 2003

•	GAAP net income per fully diluted share for 2004 is expected to range from $0.04 to $0.06

•	Pro forma net income per fully diluted share for 2004 is expected to range from $0.08 to $0.10

Audio Webcast

Synplicity’s earnings call will be webcast today at 1:15 p.m. Pacific, and may be accessed at http://investor.synplicity.com. Synplicity will discuss its fourth quarter and year end 2003 results and provide a 2004 business outlook. Following completion of the call, a rebroadcast of the webcast will be available at http://investor.synplicity.com through February 29, 2004. For those without access to the Internet, a replay of the call will be available from 5:00 p.m. Pacific on January 29, 2004 through February 5, 2004. To listen to a replay, call (719) 457-0820, access code 586788.

Use of Non-GAAP Financial Measures

This press release includes financial measures for net income (loss) and net income (loss) per share that exclude certain non-cash charges and that have not been calculated in accordance with GAAP. These measures differ from GAAP in that they exclude the amortization of intangible assets from acquisitions, stock-based compensation expense for stock options granted prior to Synplicity’s initial public offering and acquired in-process research and development. Synplicity has previously provided these measurements in addition to GAAP financial results because it believes they provide a consistent basis for comparison between quarters that is not influenced by certain non-cash expenses and therefore is helpful to understanding Synplicity’s underlying operational results. Further, these non-GAAP measures are some of the primary measures Synplicity’s management uses for planning and forecasting. These measures should not be considered an alternative to GAAP, and these non-GAAP measures may not be comparable to information provided by other companies.

About Synplicity

Synplicity, Inc. (Nasdaq: SYNP) is a leading provider of software products that enable the rapid and effective design and verification of semiconductors used in networking and communications, computer and peripheral, consumer and military/aerospace electronics systems. Recognizing the company’s industry-leading position, since the year 2000, Dataquest has named Synplicity as the #1 provider of PLD synthesis tools, announcing a 54 percent market share in 2001, the last year for which data is available. Synplicity leverages its innovative logic synthesis, physical synthesis and verification software solutions to improve performance and shorten development time for complex programmable logic devices, application specific integrated circuits (ASICs), Structured ASICs, Platform ASICs and system-on-chip (SoC) integrated circuits. The company’s fast, easy-to-use products offer high quality of results, support industry-standard design languages (VHDL and Verilog) and run on popular platforms. Synplicity employs over 260 people in its 20 facilities worldwide. Synplicity is headquartered in Sunnyvale, Calif. For more information on Synplicity, visit http://www.synplicity.com.

Forward-Looking Statements

This press release contains forward-looking statements including, but not limited to, statements regarding Synplicity’s progress and return on investment in the ASIC and Structured ASIC markets as well as Synplicity’s business outlook for revenue, net income (loss) and net income (loss) per share. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause Synplicity’s actual financial results, levels of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. In some cases, you will be able to identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. Forward-looking statements are only predictions and actual events or results may differ materially. Synplicity cannot provide any assurance that its future results will meet expectations. Synplicity’s operating results could differ materially due to a number of factors, including the performance and quality of its software products relative to its competitors’ products, the timing and extent of any improvement in North America’s economic conditions and/or the worldwide FPGA business, the market acceptance of Structured ASICs and the growth of our ASIC synthesis business. For additional information and considerations regarding the risks faced by Synplicity, see its annual report on Form 10-K for the year ended December 31, 2002 as filed with the Securities and Exchange Commission, as well as other periodic reports filed with the SEC from time to time including its quarterly reports on Form 10-Q. Although Synplicity believes that the expectations reflected in the forward-looking statements are reasonable, Synplicity cannot guarantee future results, levels of activity, performance or achievements. In addition, neither Synplicity nor any other person assumes responsibility for the accuracy or completeness of these forward-looking statements. Synplicity disclaims any obligation to update information contained in any forward-looking statement.

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Synplicity is a registered trademark of Synplicity, Inc. All other brands or products are the trademarks or registered trademarks of their owners.

SYNPLICITY, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2003	December 31, 2002
Assets:
Current assets:
Cash, cash equivalents and short-term investments	$45,374	$41,310
Accounts receivable, net	8,024	8,607
Other current assets	2,054	1,438

Total current assets	55,452	51,355
Property and equipment, net	2,941	3,439
Goodwill	1,272	1,272
Intangible assets, net	3,238	4,128
Other assets	558	711

Total assets	$63,461	$60,905

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$1,098	$1,045
Accrued liabilities	1,756	2,823
Accrued compensation	3,328	2,667
Deferred revenue	15,228	12,197

Total current liabilities	21,410	18,732
Shareholders’ equity:
Common stock	55,601	55,597
Additional paid-in capital	3,453	3,466
Notes receivable from shareholders	—	(294)
Deferred stock-based compensation	(275)	(731)
Accumulated deficit	(16,197)	(15,821)
Accumulated other comprehensive loss	(531)	(44)

Total shareholders’ equity	42,051	42,173

Total liabilities and shareholders’ equity	$63,461	$60,905

SYNPLICITY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
	(unaudited)
Revenue:
License	$7,390	$6,587	$27,744	$25,830
Maintenance	5,822	5,208	21,816	19,777

Total revenue	13,212	11,795	49,560	45,607
Cost of revenue:
Cost of license	286	49	488	227
Cost of maintenance	530	478	2,122	1,877
Amortization of intangible assets from acquisitions	227	192	891	322

Total cost of revenue	1,043	719	3,501	2,426

Gross profit	12,169	11,076	46,059	43,181
Operating expenses:
Research and development	5,194	5,114	21,069	19,043
Sales and marketing	5,407	5,380	20,740	20,099
General and administrative	1,163	1,117	4,730	4,557
Stock-based compensation	76	6	443	542
Acquired in-process research and development	—	1,100	—	2,800

Total operating expenses	11,840	12,717	46,982	47,041

Income (loss) from operations	329	(1,641)	(923)	(3,860)
Other income, net	116	171	581	900

Income (loss) before income taxes	445	(1,470)	(342)	(2,960)
Income tax provision	—	166	35	358

Net income (loss)	$445	$(1,636)	$(377)	$(3,318)

Basic earnings (loss) per share:
Basic net income (loss) per common share	$0.02	$(0.06)	$(0.01)	$(0.13)

Shares used in per share calculation	25,804	25,508	25,641	25,270

Diluted earnings (loss) per share:
Diluted net income (loss) per common share	$0.02	$(0.06)	$(0.01)	$(0.13)

Shares used in per share calculation	27,588	25,508	25,641	25,270

SYNPLICITY, INC.

RECONCILIATION OF GAAP TO PRO FORMA NET INCOME (LOSS)

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2003	2002	2003	2003	2002
GAAP net income (loss)	$445	$(1,636)	$409	$(377)	$(3,318)
Amortization of intangible assets from acquisitions	227	192	223	891	322
Stock-based compensation	76	6	98	443	542
Acquired in-process research and development	—	1,100	—	—	2,800

Pro forma net income (loss)	$748	$(338)	$730	$957	$346

Pro forma earnings per share:
Pro forma net income (loss) per diluted share	$0.03	$(0.01)	$0.03	$0.04	$0.01

Shares used in pro forma per share calculation	27,588	25,508	27,052	26,676	26,541

	Three Months Ending March 31, 2004	Year Ending December 31, 2004
	(Forward-Looking)
GAAP net income per diluted share	$—	$0.04 to $ 0.06
Amortization of intangible assets from acquisitions	0.01	0.03
Stock-based compensation	—	0.01

Pro forma net income per diluted share	$0.01	$0.08 to $ 0.10